Exhibit 99.1

FOR IMMEDIATE RELEASE

iPAYMENT REPORTS RESULTS FOR SECOND QUARTER
AND FIRST HALF OF 2012

NEW YORK – (Aug. 13, 2012) – iPayment Holdings, Inc. (“Holdings”) and iPayment, Inc. (“iPayment” or the “Company”) today announced their financial results for the three months and six months ended June 30, 2012.  All operations are conducted through iPayment and its subsidiaries.  Holdings is a holding company that does not have any operations or material assets other than its ownership of iPayment and its subsidiaries.  The financial results of Holdings are substantially the same as those of iPayment with the exception of interest expense, tax provision (benefit) and net income (loss).  The financial results discussed below represent those of iPayment and its consolidated subsidiaries, except where otherwise noted.

For the second quarter of 2012, the Company processed $5.7 billion of total transaction volume, a 1.7% decrease from $5.8 billion for the same period in 2011.  Total revenues decreased 3.4% to $178.3 million for the second quarter of 2012 from $184.6 million for the second quarter of 2011. This decline was primarily due to declines in debit interchange fees.  Revenues, net of interchange, increased 7.1% to $91.3 million for the second quarter of 2012 from $85.3 million for the second quarter of 2011.  Net loss was approximately $0.3 million for iPayment and its consolidated subsidiaries and $4.0 million for Holdings and its consolidated subsidiaries for the second quarter of 2012, compared to net loss of $8.5 million for iPayment and its consolidated subsidiaries and $10.7 million for Holdings and its consolidated subsidiaries for the second quarter of 2011. Results for the second quarter of 2012 included higher amortization expense and higher interest expense as a result of the refinancing and equity redemption (collectively, the “Refinancing”) that were completed in May 2011.  The net loss in the second quarter of 2011 was attributable to costs associated with the Refinancing, which totaled $18.7 million or $12.4 million after tax.  The Company had approximately 130,000 active merchants at the end of the second quarter of 2012.

For the first six months of 2012, the Company processed $11.3 billion of total transaction volume, a 0.6% increase from $11.2 billion for the first six months of 2011.  Total revenues decreased 3.0% to $343.7 million for the first six months of 2012, from $354.2 million for the first six months of 2011. Revenues, net of interchange, increased 6.5% to $174.9 million for the first half of 2012 compared to $164.2 million for the first half of 2011.  Net income was approximately $0.2 million for iPayment and its consolidated subsidiaries, and net loss was $10.0 million for Holdings and its consolidated subsidiaries for the first half of 2012, compared to net loss of $0.9 million for iPayment and its consolidated subsidiaries and net loss of $3.2 million for Holdings and its consolidated subsidiaries for the first half of 2011.  Results for the first six months of 2012 included higher amortization expense and higher interest expense as a result of the Refinancing.  The net loss for the first half of 2011 was attributable to costs associated with the Refinancing, which totaled $18.7 million or $12.4 million after tax.

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We will file our Quarterly Report on Form 10-Q for the three months ended June 30, 2012 with the Securities and Exchange Commission (the “SEC”) today.

Conference Call

Management will hold a conference call on Monday, August 13, 2012, at 10:00 a.m. (Eastern Time) to discuss the Company’s 2012 second quarter results.  Participants should dial 913-312-0687 approximately 10 minutes prior to the start of the call.  A telephonic replay will become available after 12:00 p.m. (Eastern Time) on Monday and will continue to be available through August 21, 2012.  You can access the replay by dialing 719-457-0820 and entering Confirmation Code 3926124.

The live broadcast of iPayment’s quarterly conference call will be available online at www.ipaymentinc.com or www.videonewswire.com/event.asp?id=88768 beginning Monday, August 13, 2012, at 10:00 a.m. (Eastern Time).  The online replay will be available at approximately 12:00 p.m. (Eastern Time) on Monday and will continue to be available for one week.

Safe Harbor Provisions

Information in this press release may contain “forward-looking statements” about Holdings and iPayment.  These statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from our current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing our indebtedness; actions taken by our bank sponsors; migration of merchant portfolios to new bank sponsors; our reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by our competitors; and risks related to the integration of companies and merchant portfolios that we have acquired or may acquire.  These and other risks are more fully disclosed in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About iPayment

iPayment provides credit and debit card payment processing services to small merchants across the United States.  iPayment’s payment processing services enable merchants to accept credit cards from VISA, MasterCard, American Express, Discover and Diners Club, as well as other forms of payment, including debit cards, checks, gift cards and loyalty programs.  iPayment provides services to approximately 130,000 merchants throughout the United States.

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Contact:
Mark Monaco
Chief Financial Officer
(212) 802-7200